EXHIBIT 4

                          EXECUTION COPY


         SECOND AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

     This Agreement, dated as of April 17, 1995 (this "Amendment") is entered into by and among BAIRNCO CORPORATION, a Delaware corporation ("Bairnco"), certain of its Subsidiaries party to the Credit Agreement referred to below (together with Bairnco, hereinafter referred to collectively as the "Borrowers" and individually as a "Borrower"), the several financial institutions parties to this Amendment (collectively, the "Lenders"; individually, a "Lender"), and BANK OF AMERICA ILLINOIS (formerly known as Continental Bank N.A.), as agent for the Lenders (in such capacity, the "Agent").

                                 RECITALS

     The Borrowers, the Lenders and the Agent are parties to an Amended and Restated Credit Agreement dated as of December 17, 1992 (as heretofore amended, supplemented or otherwise modified, the "Credit Agreement"). Capitalized terms used and not otherwise defined or amended in this Amendment shall have the meanings respectively assigned to them in the Credit Agreement.

     The Borrowers have requested that the Lenders and the Agent amend the Credit Agreement in certain respects, and the Lenders and the Agent have agreed to do so, all upon the terms and provisions and subject to the conditions hereinafter set forth, including, without limitation, payment of the amendment fee referred to in Section C below.

                                 AGREEMENT

     In consideration of the foregoing and the mutual covenants and agreement hereinafter set forth, the parties hereto mutually agree as follows:

A.   AMENDMENTS

     1. Amendment of Introductory Paragraph. The introductory paragraph of the Credit Agreement is hereby amended by deleting the phrase "CONTINENTAL BANK N.A., both individually (in such capacity, 'Continental')" and substituting therefor the phrase "BANK OF AMERICA ILLINOIS (formerly known as Continental Bank N.A.), both individually (in such capacity 'BAI')".

     2.   Amendments of Section 1.1 (Defined Terms).  Section 1.1
of the Credit Agreement is hereby amended by:

          (a)  deleting therefrom the definition of "Applicable
     Euro Rate Margin" in its entirety and substituting therefor the following:

               "'Applicable Euro Rate Margin' shall mean:

                    (a)  0.75% for each period (i) commencing on
          the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for any Fiscal Quarter required under Section 7.1.1(c) showing that the Interest Coverage Ratio for such Fiscal Quarter was 4.00:1 or greater, and (ii) ending on the earlier of (A) the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for the next Fiscal Quarter, or
          (B) the date on which Bairnco fails to deliver to the Agent such Compliance Certificate for the next Fiscal Quarter as required under Section 7.1.1(c);

                    (b)  1.00% for each period (i) commencing on
          the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for any Fiscal Quarter required under Section 7.1.1(c) showing that the Interest Coverage Ratio for such Fiscal Quarter was 3.00:1 or greater but less than 4.00:1, and (ii) ending on the earlier of (A) the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for the next Fiscal Quarter, or (B) the date on which Bairnco fails to deliver to the Agent such Compliance Certificate for the next Fiscal Quarter as required under Section 7.1.1(c); and

                    (c) 1.50% at all other times."

          (b)  deleting therefrom the definition of "Applicable
     Reference Rate Margin" in its entirety and substituting therefor the following:

               "'Applicable Reference Rate Margin' shall mean:

                    (a) zero for each period (i) commencing on the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for any Fiscal Quarter required under Section 7.1.1(c) showing that the Interest Coverage Ratio for such Fiscal Quarter was 3.00:1 or greater, and (ii) ending on the earlier of (A) the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for the next Fiscal Quarter, or
          (B) the date on which Bairnco fails to deliver to the Agent such Compliance Certificate for the next Fiscal Quarter as required under Section 7.1.1(c); and

                    (b) 0.25% at all other times."

          (c)  deleting therefrom the definition of "Arlon Loan
     Commitment Amount" in its entirety and substituting therefor the following:

               "'Arlon Loan Commitment Amount' shall mean, at any date, $26,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.";

          (d) inserting the following new definition in its appropriate alphabetical order:

               "'BAI' is defined in the preamble.";

          (e)  deleting therefrom the definition of "Bairnco Loan
     Commitment Amount" in its entirety and substituting therefor the following:

               "'Bairnco Loan Commitment Amount' shall mean, at any date, $10,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.";

          (f)  deleting from the definition of "Commitment
     Termination Date" the date "August 31, 1997" and substituting therefor the date "August 31, 1999";

          (g) deleting therefrom the definition of "Continental" in its entirety;

          (h) deleting therefrom the definition of "Cumulative Net Income" in its entirety and substituting therefor the following:

               "'Cumulative Net Income' shall mean, at any date of calculation, an amount (not less than zero) equal to (x) the sum of the amounts of the net quarterly income and losses of Bairnco and its Subsidiaries on a consolidated basis for the period beginning on January 1, 1995 and ending on the last day of the Fiscal Quarter immediately preceding the Fiscal Quarter in which such date of calculation occurs, minus (y) any amounts of income or loss from the discontinuance of operations that represent changes in accounting estimates used to book losses from discontinuance of operations that were reflected in the income statement for the year ended December 31, 1993 of Bairnco and its Subsidiaries."

          (i)  deleting from the definition of "Foreign Loan
     Commitment Amount" the amount "$6,000,000" and substituting therefor the amount "$3,000,000";

          (j) inserting the following new definition in its appropriate alphabetical order:

               "'Honor Date' is defined in Section 2.9.1(a).";

          (k) deleting from the definition of "Intercompany Note" the text "Schedule II to the Original Agreement" and substituting therefor the text "Schedule II to this Agreement";

          (l)  deleting therefrom the definition of "Kasco Dollar
     Loan Commitment Amount" in its entirety and substituting therefor the following:

               "'Kasco Dollar Loan Commitment Amount' shall mean, at any date, $3,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.";

          (m)  deleting from the definition of "Letter of Credit
     Loans" the phrase "Section 2.9.2" and substituting therefor the phrase "Section 2.9.1(c)";

          (n)  deleting from the definition of "Letter of Credit
     Notes" the phrase "Section 2.9.3" and substituting therefor the phrase "Section 2.9.5";

          (o)  deleting from the definition of "Maximum Loan
     Commitment Amount" the amount "$55,000,000" and substituting therefor the amount "$42,000,000";

          (p)  deleting from the definition of "Stated Maturity
     Date" the date "August 31, 1997" and substituting therefor the date "August 31, 1999";

          (q) deleting therefrom the definition of "Reference Rate Loan" in its entirety and substituting therefor the following:

               "'Reference Rate Loan' shall mean (a) a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Reference Rate or (b) a Reimbursement
          Borrowing, as the context may require."

          (r) inserting the following new definition in its appropriate alphabetical order:

               "'Reimbursement Advance" means each Lender's participation in any Reimbursement Borrowing in accordance with its Percentage.";

          (s) inserting the following new definition in its appropriate alphabetical order:

               "'Reimbursement Borrowing' means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made or converted into a borrowing of Letter of Credit Loans under Section 2.9.1(b)."; and

          (t) deleting from the definition of "Uniform Customs" the phrase "Section 2.9.2" and substituting therefor the phrase "Section 2.9.3".

     Each reference in the Credit Agreement to "Continental" shall hereinafter be deemed to be a reference to "BAI".

     3.   Amendment of Section 2.2.2 (Reduction of Commitment
Amounts; Mandatory--All Loans and Specific Loans). Section 2.2.2 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting therefor the following:

          "SECTION 2.2.2 Mandatory--All Loans and Specific Loans.

               (a) As of the opening of business on each date set forth below, the Maximum Loan Commitment Amount shall, without any further action, automatically and permanently be reduced by the amount set forth opposite such date:

                    Date                  Amount
               January 1, 1996          $ 3,000,000
               January 1, 1997          $ 4,000,000
               January 1, 1998          $ 5,000,000
               January 1, 1999          $10,000,000;

     provided, however, that on the Commitment Termination Date, the Maximum Loan Commitment Amount shall be zero.

               (b) In order to implement the reductions in the Maximum Loan Commitment Amount contemplated by (a) above, automatic and permanent reductions shall, without any further action, be made to the Bairnco Loan Commitment Amount, the Arlon Loan Commitment Amount and the Kasco Dollar Loan Commitment Amount, as follows:

               (i) As of the opening of business on each date set forth below, the Bairnco Loan Commitment Amount shall, without any further action, automatically and permanently be reduced by the amount set forth opposite such date:

                    Date                  Amount
               January 1, 1998          $2,000,000
               January 1, 1999          $3,000,000

               (ii) As of the opening of business on each date set forth below, the Arlon Loan Commitment Amount shall, without any further action, automatically and permanently be reduced by the amount set forth opposite such date:

                    Date                  Amount
               January 1, 1996          $3,000,000
               January 1, 1997          $4,000,000
               January 1, 1998          $2,000,000
               January 1, 1999          $6,000,000

               (iii) As of the opening of business on each date set forth below, the Kasco Dollar Loan Commitment Amount shall, without any further action, automatically and permanently be reduced by the amount set forth opposite such date:

                    Date                  Amount
               January 1, 1998          $1,000,000
               January 1, 1999          $1,000,000"

     4.   Amendment of Section 2.2.3 (Reduction of Commitment
Amounts; Mandatory - Sale Proceeds).  Section 2.2.3 of the Credit
Agreement is hereby amended by adding the following new sentence at the end thereof:

     "Notwithstanding anything to the contrary contained herein, no reduction of the Maximum Loan Commitment Amount shall be required in connection with the sale by Shielding of its Versitron division (as described in Schedule X to the Amendment hereto dated as of March 16, 1994) to Arlon."

     5.   Amendment of Section 2.2.4 (Reduction of Commitment
Amounts).  Section 2.2.4 of the Credit Agreement is hereby amended by:

          (a)  deleting from clause (iii) of the proviso to clause
     (b) thereof the phrase "as stated in Subsection 2.2.2(b)(i)" and substituting therefor the phrase "as permanently reduced in accordance with Subsection 2.2.2(b)(i)";

          (b)  deleting from clause (iv) of the proviso to clause
     (b) thereof the phrase "as stated in Subsection 2.2.2(b)(ii)" and substituting therefor the phrase "as permanently reduced in accordance with Subsection 2.2.2(b)(ii)"; and

          (c)  deleting from clause (v) of the proviso to clause
     (b) thereof the phrase "as stated in Subsection 2.2.2(b)(iii)" and substituting therefor the phrase "as permanently reduced in accordance with Subsection 2.2.2(b)(iii)".

     6.   Amendment of Section 2.7 (Bairnco LC Commitment).
Section 2.7 of the Credit Agreement is hereby amended by:

          (a) deleting the date "June 30, 1997" appearing therein and substituting therefor the phrase "the date that is two calendar months prior to the Commitment Termination Date"; and

          (b) deleting the date "August 31, 1997" appearing in clause (b) of the proviso thereto and substituting therefor the phrase "the Commitment Termination Date".

     7. Amendment of Section 2.9 (Certain Provisions Relating to the Letters of Credit). Section 2.9 of the Credit Agreement is
hereby amended by:

          (a) deleting therefrom Sections 2.9.1 and 2.9.2 in their entirety and substituting therefor the following:

               2.9.1  Letter of Credit Participations; Drawings and
          Reimbursements.

               (a) Immediately upon the issuance of each Letter of Credit, each Lender (other than BAI) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from BAI a participation in such Letter of Credit and each drawing thereunder in an amount equal to the product of (i) the Percentage of such Lender, times
          (ii) the maximum amount available to be drawn under such Letter of Credit and the amount of such drawing, respectively. For purposes of Section 3.3.1, each issuance of a Letter of Credit shall be deemed to utilize the Bairnco LC Commitment of each Lender by an amount equal to the amount of such participation.

               (b) In the event of any request for a drawing under a Letter of Credit by the beneficiary or transferee thereof, BAI will promptly notify Bairnco. Bairnco shall reimburse BAI prior to 10:30 a.m., Chicago time, on each date that any amount is paid by BAI under any Letter of Credit (each such date, an 'Honor Date'), in an amount equal to the amount so paid by BAI. In the event Bairnco shall fail to reimburse BAI for the full amount of any drawing under any Letter of Credit by 10:30 a.m., Chicago time, on the Honor Date, BAI will promptly notify the Agent and the Agent will promptly notify each Lender thereof, and Bairnco shall be deemed to have requested that Reference Rate Loans be made by the Lenders to be disbursed on the Honor Date under such Letter of Credit, subject to the amount of the unutilized portion of the Bairnco LC Commitment and subject to the conditions set forth in Section 5.2.1. Such deemed request by Bairnco shall constitute a representation and warranty by Bairnco that on the date of such Loans (both before and after giving effect to such Loans and the application of the proceeds thereof), the statements made in Section 5.2.1 are true and correct. Any notice given by BAI or the Agent pursuant to this Section 2.9.1(b) may be oral if immediately confirmed in writing (including by facsimile); provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

               (c) Each Lender shall upon receipt of any notice pursuant to Section 2.9.1(b) make available to the Agent for the account of BAI an amount in Dollars and in immediately available funds equal to its Percentage of the amount of the drawing, whereupon the participating Lenders shall (subject to Section 2.9.1(d)) each be deemed to have made a loan (individually, a 'Letter of Credit Loan'; collectively, the 'Letter of Credit Loans') consisting of a Reference Rate Loan to Bairnco in that amount. If any Lender so notified shall fail to make available to the Agent for the account of BAI the amount of such Lender's Percentage of the amount of the drawing by no later than 1:00 p.m., Chicago time, on the Honor Date, then interest shall accrue on such Lender's obligation to make such payment, from the Honor Date to the date such Lender makes such payment, at a rate per annum equal to (i) the Federal Funds Rate in effect from time to time during the period commencing on the Honor Date and ending on the date three Business Days thereafter, and (ii) thereafter at the Alternate Reference Rate as in effect from time to time. The Agent will promptly give notice of the occurrence of the Honor Date, but failure of the Agent to give any such notice on the Honor Date or in sufficient time to enable any Lender to effect such payment on such date shall not relieve such Lender from its obligations under this Section 2.9.1.

               (d) With respect to any unreimbursed drawing which is not converted into a Letter of Credit Loan in whole or in part, because of Bairnco's failure to satisfy the conditions set forth in Section 5.2.1 or for any other reason, Bairnco shall be deemed to have incurred from BAI a Reimbursement Borrowing in the amount of such drawing, which Reimbursement Borrowing shall be due and payable on demand (together with interest) and shall bear interest at a rate per annum equal to the Alternate Reference Rate plus 2.50% per annum, and each Lender's payment to BAI pursuant to Section 2.9.1(c) shall be deemed payment in respect of its participation in such Reimbursement Borrowing and shall constitute a Reimbursement Advance from such Lender in satisfaction of its participation obligation under this Section 2.9.1.

               (e) For purposes of this Agreement, all of the provisions applicable to Bairnco Loans shall apply to Letter of Credit Loans; provided, however, that any Letter of Credit Loan outstanding shall be deemed to utilize the Bairnco LC Commitment (without duplication of any utilization thereof by the Letter of Credit from which such Letter of Credit Loan arises) and not the Bairnco Loan Commitment.

               (f) Each Lender's obligation in accordance with this Agreement to make the Letter of Credit Loans or Reimbursement Advances, as contemplated by this Section 2.9.1, as a result of a drawing under a Letter of Credit shall be absolute and unconditional and without recourse to BAI and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against BAI, Bairnco or any other Person for any reason whatsoever, including, without limitation, any defense based on the failure of the demand for payment under such Letter of Credit to conform to the terms of such Letter of Credit or the legality, validity, regularity or enforceability of such Letter of Credit or any defense based on the identity of the transferee of such Letter of Credit or the sufficiency of the transfer if such Letter of Credit is transferable; provided, however, that no Lender shall be obligated to make Letter of Credit Loans or Reimbursement Advances pursuant to the preceding provisions of this Section 2.9.1 in connection with any wrongful payment or disbursement made by BAI under any Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of BAI or any of its officers, employees or agents.

               2.9.2  Repayment of Participations.

               (a) Upon (and only upon) receipt by the Agent for the account of BAI of funds from Bairnco (i) in reimbursement of any payment made by BAI under a Letter of Credit with respect to which any Lender has paid the Agent for the account of BAI for such Lender's participation in the Letter of Credit pursuant to Section 2.9.1, or (ii) in payment of interest thereon, the Agent will pay to each Lender that has so paid the Agent for the account of BAI, in the same funds as those received by the Agent for the account of BAI, the amount of such Lender's Percentage of such funds, and BAI shall receive the amount of the Percentage of such funds of any Lender that did not so pay the Agent for the account of BAI.

               (b) If the Agent or BAI is required at any time to return to Bairnco, or to a trustee, receiver, liquidator, custodian, or any official in any insolvency proceeding in which Bairnco is the debtor, any portion of the payments made by Bairnco to the Agent for the account of BAI pursuant to Section 2.9.2(a) in reimbursement of a payment made under any Letter of Credit or interest or fee thereon, each Lender shall, on demand of the Agent, forthwith return to the Agent or BAI the amount of its Percentage of any amounts so returned by the Agent or BAI plus interest thereon from the date such demand is made to the date such amounts are returned by such Lender to the Agent or BAI, at a rate per annum equal to the Federal Funds Rate in effect from time to time.

               2.9.3 Uniform Customs and Practice. The Uniform Customs and Practice for Documentary Credits as most recently published by the International Chamber of Commerce ('Uniform Customs') shall in all respects be deemed a part of this Section 2.9 as if incorporated herein and (unless otherwise expressly provided in the Letters of Credit) shall apply to the Letters of Credit.

               2.9.4 Cash Collateral. Upon the termination of the Bairnco LC Commitment, whether by occurrence of the Commitment Termination Date or otherwise, Bairnco shall immediately cause the cancellation of all Letters of Credit or shall immediately provide cash collateral to the Agent pursuant to the Security Agreement in the aggregate outstanding amount of all Letters of Credit."; and

          (b)  renumbering Section 2.9.3 as Section 2.9.5.

     8.   Amendment of Section 3.3.2 (Letter of Credit Fees).
Section 3.3.2 is hereby amended by deleting therefrom clauses (a) through (d) of the second sentence thereof and substituting therefor the following:

          "(a) 0.75% per annum on the undrawn and available amount thereof during each period (i) commencing on the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for any Fiscal Quarter required under Section 7.1.1(c) showing that the Interest Coverage Ratio for such Fiscal Quarter was 4.00:1 or greater, and (ii) ending on the earlier of (A) the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for the next Fiscal Quarter, or (B) the date on which Bairnco fails to deliver to the Agent such Compliance Certificate for the next Fiscal Quarter as required under Section 7.1.1(c);

          (b) 1.00% per annum on the undrawn and available amount thereof during each period (i) commencing on the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for any Fiscal Quarter required under Section 7.1.1(c) showing that the Interest Coverage Ratio for such Fiscal Quarter was 3.00:1 or greater but less than 4.00:1, and
     (ii) ending on the earlier of (A) the fifth day following delivery by Bairnco to the Agent of the Compliance Certificate for the next Fiscal Quarter, or (B) the date on which Bairnco fails to deliver to the Agent such Compliance Certificate for the next Fiscal Quarter as required under Section 7.1.1(c); and
          (c) 1.50% at all other times."

     9.   Amendments of Section 6.11 (Pension and Welfare Plans).
Section 6.11 of the Credit Agreement is hereby amended by:

          (a)  deleting from the first sentence thereof the text
     "Except as disclosed in Item 6.11 ('Employee Benefit Plans') of the Disclosure Schedule during" and substituting therefor the word "During"; and

          (b)  deleting from the last sentence thereof the text
     "Except as disclosed in Item 6.11 ('Employee Benefit Plans') of the Disclosure Schedule, no" and substituting therefor the word "No".

     10.  Amendment of Section 7.2.3 (Financial Condition).
Section 7.2.3 of the Credit Agreement is hereby amended by deleting such Section in its entirety and substituting therefor the following:

          "SECTION 7.2.3 Financial Condition. The Borrowers will not permit:

               (a) Net Worth. Their Net Worth to be less than the sum of (i) $38,000,000, plus (ii) 60% of Cumulative Net Income after December 31, 1994, plus (iii) 60% of the net cash proceeds of stock sold by Bairnco after December 31, 1994, plus or minus (iv) any amounts of income or loss from the discontinuance of operations that represent changes in accounting estimates used to book losses from discontinuance of operations that were reflected in the income statement for the year ended December 31, 1993.

               (b) Leverage Test. The ratio for Bairnco and its Subsidiaries of (i) all consolidated liabilities (excluding deferred taxes) to (ii) the sum of (A) consolidated stockholders equity, plus (B) deferred taxes, plus (C) Subordinated Debt permitted under Section 7.2.1(h) to exceed
     (x) to and including December 31, 1996, 1.75:1, and (y) on and after January 1, 1997, 1.50:1.

               (c) Interest Coverage Ratio. The ratio for Bairnco and its Subsidiaries of (i) consolidated earnings before deducting interest and taxes (excluding non-recurring gains and charges) to (ii) consolidated interest expense for Indebtedness (including, without limitation, Subordinated Debt and Capitalized Lease Liabilities) (the 'Interest Coverage Ratio') to be less than 2.00:1 for any Fiscal Quarter."

     11. Amendment of Section 7.2.5 (Bairnco Restricted Payments, etc.). Section 7.2.5 of the Credit Agreement is hereby amended by deleting paragraph (a) thereof in its entirety and substituting therefor the following:

          "(a) no Borrower will, at any time after January 1, 1995, declare, pay or make any dividend or distribution (in cash, property or obligations) on any shares of any class of capital stock (now or hereafter outstanding) of Bairnco or on any warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of Bairnco (other than dividends or distributions payable in its common stock or warrants to purchase its common stock or splitups or reclassifications of its stock into additional or other shares of this common stock) or apply, or permit any of its Subsidiaries to apply, any of its funds, property or assets to the purchase, redemption, sinking fund or other retirements of, or agree or permit any of its Subsidiaries to purchase or redeem, any shares of any class of capital stock (now or hereafter outstanding) of Bairnco, or warrants, options or other rights with respect to any shares of any class of capital stock (now or hereafter outstanding) of Bairnco (all of the foregoing being called 'Bairnco Restricted Payments'), except for (x) Bairnco Restricted Payments made after January 1, 1995 which (A) are made when no Default exists, (B) do not cause a Default to occur, and (C) do not in the aggregate exceed (1) 30% of Cumulative Net Income plus (2) $2,000,000 and (y) purchases of capital stock of Bairnco made after January 1, 1995 which (A) are made when no Default exists, (B) do not cause a Default to occur, and (C) do not in the aggregate exceed $5,000,000; provided that purchases of capital stock of Bairnco shall be allocated first to any amounts available under clause (y) and then to amounts available under clause (x)."

     12.  Amendments of Section 7.2.8 (Consolidation, Merger,
etc.).  Section 7.2.8 of the Credit Agreement is hereby amended by:
          (a)  deleting the word "and" appearing at the end of
     clause (iii) of Subsection (b) thereof;

          (b)  deleting the period appearing at the end of clause
     (iv) of Subsection (b) thereof and substituting therefor the following: "; and"; and

          (c) adding after clause (iv) of Subsection (b) thereof a new clause (v) reading in its entirety as follows:

               "(v) Arlon may acquire substantially all the assets of the Versitron division of Shielding."

     13.  Amendments of Section 7.2.9 (Asset Dispositions, etc.).
Section 7.2.9 of the Credit Agreement is hereby amended by:

          (a) deleting therefrom clause (b) thereof in its entirety and substituting therefor the following:

               "(b) the net book value of such assets, together with the net book value of all other assets sold, transferred, leased, contributed or conveyed otherwise than in the ordinary course of business by all Borrowers or any of their Subsidiaries pursuant to this clause since January 1, 1995, does not exceed $2,000,000 in the aggregate for all Borrowers and their Subsidiaries; provided, however, that the net book value of the assets of the Versitron division of Shielding that were sold to Arlon shall be excluded from the limitation set forth in this clause; or"; and

          (b)  adding the following new sentence at the end of such
     Section:

          "Notwithstanding anything to the contrary contained in this Agreement, none of the assets constituting collateral security transferred by Shielding to Arlon in connection with the sale to Arlon of substantially all the assets of the Versitron division of Shielding shall be released from the Lien of the Loan Documents except in accordance with Section 10.1 hereof; provided, however, that if such assets are subsequently sold in accordance with the terms hereof to a Person that is not a Borrower or a Subsidiary of a Borrower, then such assets shall be released from the Lien of the Loan Documents as contemplated by this Section 7.2.9."

     14.  Amendment of Article IX (The Agent).  Article IX of the
Credit Agreement is hereby amended by adding a new Section 9.8 at the end thereof reading in its entirety as follows:

          "SECTION 9.8   BAI as Issuer of Letters of Credit.  Each
     Lender hereby designates BAI as issuer of the Letters of Credit hereunder (in such capacity, the 'Issuing Bank') and agrees that the Issuing Bank shall have all of the benefits and immunities (i) provided to the Agent in this Article IX with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Agent", as used in this
     Article IX, included the Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to the Issuing Bank."

     15.  Amendments of Section 10.3 (Payments of Costs and
Expenses).  Section 10.3 of the Credit Agreement is hereby amended by:

          (a) deleting the first parenthetical phrase appearing therein and substituting therefor the following:

          "(including the fees and out-of-pocket expenses of counsel to the Agent (including, without duplication, the allocated costs and out-of-pocket expenses of the Agent's staff counsel) and of local counsel, if any, who may be retained by the Agent)"; and

          (b) deleting the parenthetical phrase appearing in the last sentence of such Section and substituting therefor the following:

          "(including reasonable attorneys' fees and legal expenses (which may include, without duplication, the allocated costs and out-of-pocket expenses of staff counsel))"

     16. Amendment of Exhibit C (Form of Letter of Credit Note). Exhibit C to the Credit Agreement is hereby amended by deleting the schedule thereto in its entirety and substituting a new schedule in the form of Annex I hereto. Each Lender is hereby authorized to attach to its Letter of Credit Note a new schedule in such amended form.

     17. Amendment of Exhibit G (Form of Compliance Certificate). Exhibit G to the Credit Agreement is hereby amended by deleting such Exhibit in its entirety and substituting therefor a new
Exhibit G in the form of Annex II hereto.

     18.  Amendments of Schedules.  Schedules I (Disclosure
Schedule), II (Existing Intercompany Notes) and LC (Existing
Letters of Credit) of the Credit Agreement are hereby amended by deleting such Schedules in their entirety and substituting therefor new Schedules I, II and LC in the respective forms set forth in Annex III hereto.

B.   REPRESENTATIONS AND WARRANTIES

     The Borrowers hereby represent and warrant to the Agent and the Lenders that:

     1.   No Default has occurred and is continuing; and

     2. The representations and warranties of the Borrowers contained in Article VI of the Credit Agreement are true on and as of the date hereof as if made on and as of said date; provided, however, that each reference to "this Agreement" contained in such
Article VI shall be deemed to be a reference to the Credit Agreement as amended hereby.

C.   CONDITIONS PRECEDENT

     This Amendment will become effective as of the date first written above upon receipt by the Agent of counterparts hereof duly executed by each Borrower, Shielding, each of the Lenders party to the Credit Agreement and the Agent, provided that contemporaneously with such execution and delivery, the Agent shall have received for the account of the Lenders, an amendment fee in an amount equal to $100,000 to be distributed to the Lenders as set forth below:

     Lender                                  Amount

     Bank of America Illinois                $52,087
     First Union National
       Bank of Florida                       $15,971
     NBD Bank, N.A.                          $15,971
     Sun Bank, National Association          $15,971

D.   MISCELLANEOUS

     1. This Amendment may be signed in any number of counterparts, each of which shall be an original, with same effect as if the signatures thereto and hereto were upon the same instrument.

     2. Except as herein specifically amended, all terms, covenants and provisions of the Credit Agreement shall remain in full force and effect and shall be performed by the parties hereto in accordance therewith. All references to the "Agreement" or the "Credit Agreement" contained in the Credit Agreement or in the Schedules or Exhibits shall henceforth refer to the Credit Agreement as amended by this Amendment.

     3.   THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN
ACCORDANCE WITH, THE LAWS OF THE STATE OF ILLINOIS, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment as of the date first written.


                                   BAIRNCO CORPORATION




                                   By: /s/ J. Robert Wilkinson
                                   Name:  J. Robert Wilkinson
                                   Title: VP Finance & Treasurer


                                   ARLON, INC.



                                   By: /s/ J. Robert Wilkinson
                                   Name:  J. Robert Wilkinson
                                   Title: Vice President


                                   KASCO CORPORATION



                                   By: /s/ J. Robert Wilkinson
                                   Name:  J. Robert Wilkinson
                                   Title: Vice President


                                   ATLANTIC SERVICE CO. (UK), LTD.



                                   By: /s/ J. Robert Wilkinson
                                   Name:  J. Robert Wilkinson
                                   Title: Director


                                   BERTRAM & GRAF GMBH



                                   By: /s/ J. Robert Wilkinson
                                   Name:  J. Robert Wilkinson
                                   Title: Director


                                   EUROKASCO S.A.



                                   By: /s/ J. Robert Wilkinson
                                   Name:  J. Robert Wilkinson
                                   Title: Director



                                   BANK OF AMERICA ILLINOIS, as
                                     Agent



                                   By: /s/ Steve A. Aronowitz
                                   Name:  Steve A. Aronowitz
                                   Title: Vice President




                                   BANK OF AMERICA ILLINOIS, as a
                                     Lender



                                   By: /s/ Steve A. Aronowitz
                                   Name:  Steve A. Aronowitz
                                   Title: Vice President


                                   FIRST UNION NATIONAL
                                     BANK OF FLORIDA



                                   By: /s/ Mary H. Doonan
                                   Name:  Mary H. Doonan
                                   Title: Vice President


                                   NBD BANK (as successor to NBD
                                                  BANK, N.A.)



                                   By: /s/ Jon P. Dady
                                   Name:  Jon P. Dady
                                   Title: Vice President


                                   SUN BANK, NATIONAL ASSOCIATION



                                   By: /s/ Kristina L. Anderson
                                   Name:  Kristina L. Anderson
                                   Title: Assistant Vice President


ACKNOWLEDGED AND AGREED:

SHIELDING SYSTEMS CORPORATION



By: /s/ J. Robert Wilkinson
Name:  J. Robert Wilkinson
Title: Vice President

                         ANNEX I to Amendment


               LETTER OF CREDIT LOANS AND PRINCIPAL PAYMENTS


            Amount of                       Amount of              Unpaid
        Letter of Credit                 Principal Repaid     Principal Balance
            Loan Made
Date  Alternate             Interest    Alternate            Alternate
      Reference Interbank  Period (if   Reference Interbank  Reference Interbank  Notation
        Rate      Rate     applicable)    Rate      Rate       Rate      Rate     Made By


                        ANNEX II to Amendment

                               EXHIBIT G

                          BAIRNCO CORPORATION
                         Compliance Certificate
                    Quarter Ended

      Reference is made to that certain Amended and Restated Credit Agreement dated as of December 17, 1992, among Bairnco Corporation, certain of its subsidiaries as Borrowers, certain financial institutions as Lenders, and Bank of America Illinois (formerly known as Continental Bank N.A.), as Agent, as amended, supplemented or otherwise modified from time to time (the "Credit Agreement"). Capitalized terms used herein without definition shall have the same respective meanings ascribed thereto in the Credit Agreement.

      Pursuant to Section 7.1.1(c) of the Credit Agreement, the
Borrowers HEREBY CERTIFY THAT:

1. No Default. As of the date hereof, no Default under the Credit Agreement has occurred and is continuing, except as set forth below (If no exceptions, state "None"):


2.    Net Worth (Section 7.2.3(a))

      A.  Net Worth
          (a)  Aggregate Par Value of Outstanding Shares       $
          (b)  Paid-in Capital                                 $
          (c)  Retained Earnings                               $
          (d)  Treasury Stock                                  $
          (e)  Subordinated Debt with No Put Option            $
          (f)  Initial Adjustment for SFAS 106 and 109         $
          Sum of (a) + (b) + (c) + (e) less (d) +/- (f)        $

      B.  Cumulative Net Income from 1/01/95                   $

      C.  Proceeds of Bairnco Stock since 12/31/94             $

      D.  Income/Loss from discontinuance of operations
          representing changes in accounting estimates
          used to book losses from discontinuance of
          operations reflected in 12/31/93
          income statement                                     $

      E.  Credit Agreement Requirements:
          Net Worth (A) not to be less than:
               (1) $38,000,000 plus
               (2) 60% of Cumulative Net Income (B) plus
               (3) 60% of net cash proceeds of Bairnco
                     stock sold since 12/31/94 (C) plus/minus
               (4) income/loss referred to in (D) above        $

      Compliance Indicated . . . . . . . . . . . . . . . . .

3.    Interest Coverage Ratio (Section 7.2.3(c))

      A.  Consolidated Earnings Before Interest
          Expenses and Taxes for the fiscal quarter
          ended         , excluding non-recurring
          gains and charges                                    $
      B.  Consolidated Interest Expense for
          Indebtedness for the fiscal quarter
          ended                                                $
      C.  Ratio of A to B
      D.  Credit Agreement Requires Not Less Than:    2.00:1

      Compliance Indicated . . . . . . . . . . . . . . . . .

4.    Leverage Test (Section 7.2.3(b))

      A.  All Consolidated Liabilities                         $
          (excluding deferred taxes)
      B.  Consolidated Stockholders Equity                     $
      C.  Deferred Taxes                                       $
      D.  Permitted Subordinated Debt                          $
      E.  Sum of B + C + D                                     $
      F.  Ratio of A to E
      G.  Credit Agreement Requirement:
          F not to exceed                             [1.75][1.50]:1

      Compliance Indicated . . . . . . . . . . . . . . . . .


             IN WITNESS WHEREOF, the undersigned has executed this
      certificate on behalf of the Borrowers as of the        day of
                      ,       .


                                      BAIRNCO CORPORATION


                                   By:
                                      Chief Financial Officer


                        ANNEX III to Amendment

                              SCHEDULE I
                         DISCLOSURE SCHEDULE

Item 6.7   Litigation

      1. Asbestos Cases. Keene Corporation, a wholly owned subsidiary of Bairnco until August 6, 1990, is a defendant in many asbestos cases. Subsequent to the announcement of the Keene spin-off in early 1990, Bairnco was named as a defendant in a number of individual personal injury and wrongful death cases in which it is alleged that Bairnco is liable to the plaintiffs as the alter ego of or the successor in interest to Keene. In 1993, Bairnco and certain of its present and former officers and directors were also named as defendants in two purported class actions in which the same types of claims were made. Both of these purported class actions, which have been consolidated in the United States District Court for the Southern District of New York, have been stayed by order of the Bankruptcy Court for the Southern District of New York, as described in the following paragraph.

          On December 6, 1993, Keene filed for protection under Chapter 11 of the Bankruptcy Code. The filing and certain subsequent proceedings led to a stay of the asbestos-related individual and class actions referred to above. In an order entered on March 11, 1994, the Bankruptcy Court overseeing the reorganization of Keene entered an order appointing an examiner (the "Examiner") to evaluate and report to the Court whether there are any viable claims arising out of the transfer of assets for value by Keene to other subsidiaries of Bairnco or the spin-offs of certain subsidiaries, including Keene, by Bairnco. Bairnco provided evidence and other information to the Examiner. The Examiner's preliminary report was released on October 3, 1994. Since that time, the Court has held a number of hearings at which the preliminary report has been discussed. The Court has not ruled on whether the potential claims discussed in the report should be prosecuted, and if so by whom or under what circumstances.

      2. Keene NOL. Bairnco is party to an action in the United States Bankruptcy Court for the Southern District of New York brought by its former subsidiary Keene Corporation, which is presently in Chapter 11, to determine which of the two companies is entitled to receive the benefit of tax refunds attributable to the carryback by Keene of certain net operating losses. (After filing this action, Keene ceded control of the action to the official committee of unsecured creditors that previously was formed in the Chapter 11 proceeding.) Pending resolution of the dispute by the Bankruptcy Court, any refunds actually received are to be placed in escrow. Keene alleges that the refunds in question could total approximately $30 million. There can be no assurance whatsoever that refunds in such amount will be payable or that resolution of the dispute with Keene will result in the release of any portion of the refunds to Bairnco.

Item 6.8 Existing Subsidiaries

                      Jurisdiction of
Name                  Incorporation       Parent         Ownership %

Arlon, Inc.           Delaware            Bairnco        100%
KASCO Corporation.    Delaware            Bairnco        100%
Shielding Systems
   Corporation        Delaware            Bairnco        100%
Atlantic Service Co.,
   Ltd                Canada              KASCO          100%
Atlantic Service Co.,
   Ltd. (UK)          United Kingdom      KASCO           98.88%
EuroKasco S.A.        France              KASCO           99.77%
Bertram & Graf GmbH   Germany             KASCO          100%
Invabond              Ireland             KASCO          100%
Arlon Europe NV       Belgium             Arlon          100%


Note:
Atlantic Service Co. (UK), Ltd. owns three inactive subsidiaries that are registered each year to protect trade names. They are:
Claro Hookeye Ltd., Claro Hookeye Services, and Saw Service Ltd.

Item 6.12 Environmental Matters

      (b) (i) Several notices of violation of environmental law have been issued to the Company's facilities in the past. All have been minor in scope and have resulted in no or minimal fines (mostly for air pollution or improper labeling of hazardous wastes).

          (ii) The Company's subsidiary operations have been notified that they are a Potentially Responsible Party (PRP) at the following:

          a. National Priority Site:

          Union Chemical - South Hope, Maine

      A subsidiary of the Company is a de maximus PRP in connection with the Union Chemical site and in March, 1992 pre-funded its portion of the total estimated cleanup of the site.

          b. California State Identified Site:

          Omega Chemical - Sante Fe Springs,  California


      (c) There was a release of hazardous material at the Ray Proof, Norwalk, Connecticut facility. This is a leased facility. The cleanup is proceeding with approval of the Connecticut DEP. We are of the belief that the cost of this cleanup will not have a material adverse effect on the financial conditions, operations, assets, business, properties or prospects of Bairnco and its subsidiaries on a consolidated basis.

      (g) See section (b) (ii)


Item 7.2.1 (b)  Existing Indebtedness

Creditor                                 Outstanding Principal Amount

Credit Agreement:
1.  Arlon, Inc.                              $    20,500,000

2.  KASCO Corporation
     Bertram & Graf GmbH                     DM    1,060,000

     EuroKasco, S.A.                         FF    5,600,000


Sun Bank, N.A.
1. Arlon, Inc. - Equipment Financing
    Secured by specific Arlon manufacturing  $       187,393
    equipment.

2. KASCO Corp. - Equipment Financing         $       248,000
    Secured by specific KASCO manufacturing
    equipment.


Bank of America
Bairnco Corporation
Secured Line of Credit $5,000,000
Secured by collateral under the Credit
Agreement                                    $     2,125,000
                                                (as of 3/13/95)

Delaware Economic Development Authority
Arlon, Inc. Industrial Revenue
Bond $3,000,000.
Secured by certain fixed assets of Arlon,
  Inc.                                       $     3,000,000


Bank of Montreal
Atlantic Service Co., Ltd.                   CDN   3,271,990
CDN $3,500,000                                  (as of 3/13/95)
Unsecured Line of Credit


Barclays Bank
Atlantic Service Co., (UK) Ltd.
20,000 British Pounds (Pds)
Unsecured Line of Credit                     Pds     - 0 -
                                                (as of 3/13/95)

SNVB
EuroKasco S.A.
Fr 2,000,000 Line of Credit                  Fr      - 0 -
                                                (as of 3/13/95)

Credit Commercial De France
EuroKasco S.A.
Fr 2,500,000 Line of Credit                  Fr      - 0 -
                                                (as of 3/13/95)

Deutsche Bank
Bertram & Graf GmbH                          DM       62,400
DM Loan                                         (as of 3/13/95)


Bertram & Graf                               DM       57,074
DM 400,000 Line of Credit


Zweckverband
Bertram & Graf GmbH                          DM       10,851


                       Letters of Credit



                  L/C Ref.
Issuer            Number       Amount        Expiry     Beneficiary

Bank of America   C722936    $5,000,000     12/31/95   National Union


Bank of America   C7108685   $3,262,500      2/15/96   Mfg. Traders &
                                                              Trust


                        Guarantees


Bairnco guaranty issued to Sun Bank N.A. in connection with Arlon, Inc. and KASCO Corporation's equipment loan and security agreement with Sun Bank.

KASCO Corporation guaranty issued to Sun Bank N.A. in connection with Arlon, Inc. and KASCO Corporation's equipment loan and security agreement with Sun Bank, in respect of all obligations under the agreement, other than obligations under the note of which it is the maker.

Arlon, Inc. guaranty issued to Sun Bank N.A. in connection with Arlon, Inc. and KASCO Corporation's equipment loan and security agreement with Sun Bank, in respect of all obligations under the agreement, other than obligations under the note of which it is the maker.

KASCO Corporation guaranty issued to Bank of Montreal in connection with Atlantic Service Co., Ltd.'s banking facilities with Bank of Montreal.


                            SCHEDULE II

                     Existing Intercompany Notes


Borrower             Payee                  Principal      Date

KASCO Corporation    Bairnco Corporation    $39,400,000    8/1/88



                            SCHEDULE LC

                     Existing Letters of Credit


Issuer -    Bank of America


Number    Beneficiary        Applicant            Amount     Expiry

C7222936  National Union     Bairnco Corporation  $5,000,000 12/31/95
          Fire Insurance
          Co. of Pittsburgh
          PA


C7108685  Mfg. Traders       Arlon, Inc.          $3,262,500  2/15/96
           & Trust